                                                                Exhibit 99.1 (i)

[Letterhead of Deloitte & Touche LLP]


Suite 400
200 South Biscayne Boulevard
Miami, Florida 33131-2310





INDEPENDENT ACCOUNTANT'S REPORT


To the Board of Directors of
  Lennar Partners, Inc.


We have examined management's assertion about Lennar Partners, Inc.'s (the "Company") compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) as applicable to the special servicing of commercial and multifamily mortgage loans as of and for the year ended December 31, 2002 included in the accompanying management assertion. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2002 is fairly stated, in all material respects.


/s/  Deloitte & Touche LLP

February 15, 2003

                             CERTIFICATE OF OFFICER
                                       OF
                              LENNAR PARTNERS, INC.

 Pooling and Servicing Agreement dated as of April 29, 2002, (the "Agreement"), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as
           Depositor, Midland Loan Services, Inc., as Master Servicer,
  Wells Fargo Bank Minnesota, N.A., as Trustee, JP Morgan Chase Bank as Paying
                                    Agent and
                   Lennar Partners, Inc., as Special Servicer
                             (JP Morgan 2002-CIBC4)


The undersigned, Susan K. Chapman, as Vice President of LENNAR PARTNERS, INC., a Florida Corporation (the "Company"), in accordance with Section 3.13 of the Agreement, does hereby certify on behalf of the Company that (i) a review of the activities of the Company during the year ended December 31, 2002 and of its performance under the Agreement has been made under my supervision; (ii) to the best of my knowledge, based on such review, the company has maintained an effective internal control system relating to its servicing of the Mortgage Loans and has fulfilled all of its obligations under the Agreement in all material respects throughout such period ended December 31, 2002; (iii) the Company has received no notice regarding qualification, or challenging the status, of the Lower-Tier REMIC and Upper-Tier REMIC as a REMIC from the IRS or any other governmental agency or body.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the 1st day of March, 2003.



                                                     /s/ Susan K. Chapman
                                                     --------------------------
                                                     Susan K. Chapman
                                                     Vice President
                                                     Lennar Partners Inc.

                                                               Exhibit 99.1 (ii)

[Letterhead of Deloitte & Touche]



INDEPENDENT ACCOUNTANTS' REPORT


The Audit Committee
The PNC Financial Services Group, Inc.

We have examined management's assertion, included in the accompanying report titled Report of Management, that Midland Loan Services, Inc. (MLS), an indirectly wholly owned subsidiary of The PNC Financial Services Group, Inc., complied with its Servicing Policy based upon the minimum servicing standards as set forth in the accompanying management assertion as of and for the year ended December 31, 2002, dated February 19, 2003. Management is responsible for MLS's compliance with the Servicing Policy. Our responsibility is to express an opinion on management's assertion about MLS's compliance based on our examination.

Our examination was made in accordance with the standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about MLS's compliance with the Servicing Policy and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on MLS's compliance with the Servicing Policy.

In our opinion, management's assertion that MLS complied with the aforementioned Servicing Policy as of and for the year ended December 31, 2002 is fairly stated, in all material respects.




/s/ Deloitte & Touche LLP
February 19, 2003

         [Letterhead of Midland Loan Services]



        Management's Assertion on Compliance with the Servicing Standards
              Set Forth in the Servicing Policy for the Year Ended
                                December 31, 2002

                              Report of Management

We, as members of management of Midland Loan Services, Inc. (MLS), an indirectly wholly owned subsidiary of the PNC Financial Services Group, Inc. (PNC), are responsible for complying with its Servicing Policy based upon the minimum servicing standards as set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers except for commercial loan and multifamily servicing, minimum servicing standards V.4 and VI.1, which the Mortgage Bankers Association of America has interpreted as inapplicable to such servicing. We are also responsible for establishing and maintaining effective internal controls over compliance with these standards. We have performed an evaluation of MLS' compliance with the Servicing Policy as of December 31, 2002, and for the year then ended. Based on this evaluation, we assert that during the year ended December 31, 2002, MLS complied, in all material respects, with the Servicing Policy.

As of and for this same period, PNC had in effect a fidelity bond in the amount of $300,000,000 and an errors and omissions policy in the amount of $75,000,000.

MIDLAND LOAN SERVICES, INC.



/s/ Steven W. Smith                         /s/ Vince E. Beckett

Steven W. Smith                             Vince E. Beckett
Executive Vice President                    Executive Vice President

February 19, 2003